Exhibit 3.4

HEALTHPEAK OP, LLC

ARTICLES OF ORGANIZATION

Pursuant to Articles of Conversion filed with the State Department of Assessments and Taxation of Maryland (the “Department”) contemporaneously herewith, under which Healthpeak Properties Interim, Inc., a Maryland corporation, is converting to a Maryland limited liability company to be known as Healthpeak OP, LLC, the undersigned, being authorized to execute and file these Articles of Organization (these “Articles”), hereby forms a limited liability company on the terms and conditions hereinafter set forth, and hereby certifies to the Department as follows:

FIRST: The member of the limited liability company (the “Company”) has designated Peter A. Scott as an “authorized person,” as that term is defined in §4A-101(c) of the Maryland Limited Liability Company Act (Title 4A of the Corporations and Associations Article of the Annotated Code of Maryland, hereinafter referred to as the “Act”), for purposes of executing and filing these Articles of Organization, and any other documents or certificates that may be required to be filed on behalf of the Company with the Department from time to time.

SECOND: The name of the Company is:

Healthpeak OP, LLC

THIRD: The address of the principal office of the Company in the State of Maryland is The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093-2264.

FOURTH: The name of the resident agent of the Company in Maryland is The Corporation Trust Incorporated, whose address is 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093-2264. The resident agent is a Maryland corporation.

FIFTH: Except as otherwise provided by the Act, no member of the Company shall be personally liable for the obligations of the Company, whether arising in contract, tort or otherwise, solely by reason of being a member of the Company.

SIXTH: The relations of members of the Company and the affairs of the Company shall be governed by the Act as well as a written Operating Agreement (the “Operating Agreement”) which may be amended from time to time as set forth therein.

SEVENTH: Pursuant to Section 4A-401(a)(3) of the Act, the authority of members of the Company to act for the Company solely by virtue of their being members is limited, and shall be only as set forth in the Operating Agreement of the Company.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned acknowledges that these Articles are his act, and further acknowledges, under penalties for perjury, to the best of his knowledge, information and belief, that he has been authorized by the persons forming the Company to execute these Articles and that the matters and facts set forth herein are true in all material respects, and that he has executed these Articles as of the 8th day of February, 2023.

/s/ Peter A. Scott	(SEAL)
Peter A. Scott, Authorized Person

Resident Agent Consent

The undersigned hereby consents to act as resident agent in Maryland for Healthpeak OP, LLC, a Maryland limited liability company.

The Corporation Trust Incorporated

By:	/s/ Stephanie Butterfield
Name: Stephanie Butterfield
Title: Assistant Secretary